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                                                                EXHIBIT 10.26(a)

                          FIRST LIEN PROMISSORY NOTE

$679,000.00                                                   September 15, 1995


     FOR VALUE RECEIVED, the undersigned, TRAVIS SNOWDEN MARINE, INC., a Texas corporation (the "Borrower") agrees and promises to pay to the order of NATIONSBANK OF TEXAS, N.A., or any other owner and holder of this note (collectively herein called the "Bank") at 300 Convent, San Antonio, Bexar County, Texas, or such other place in the United States of America as may be designated by the Bank for making payment hereunder, the principal sum of SIX HUNDRED SEVENTY-NINE THOUSAND AND NO/100 DOLLARS ($679,000.00), or so much thereof as may be advanced hereunder, in lawful money of the United States of America, together with interest on the unpaid principal balance outstanding from time to time from the date hereof until maturity at the following rates of interest:

     (a) From the date of this note through and including December 31, 1995, at a varying rate of interest per annum (the "Varying Rate") equal to the lesser of: (a) the prime rate of NationsBank of Texas, N.A. (the "Prime Rate"), plus one-half of one percent (1/2%), as the same may change from day to day, or (b) the maximum rate of interest allowed by applicable law (the "Maximum Rate"); and

     (b) After December 31, 1995, at the Varying Rate, unless the Bank receives from the Borrower on or before December 28, 1995, a written election to have interest accrue hereunder at a fixed rate of interest per annum (the "Fixed Rate") determined solely by the Bank and communicated to the Borrower prior to December 28, 1995, in which event (i.e., the receipt by the Bank of such written election), at the Fixed Rate.

     The Prime Rate is the index agreed upon by the Borrower and the Bank to determine the rate of interest for this note. Use of the Prime Rate is not to be construed as a warranty or representation that the Prime Rate is more favorable than another rate or index, that rates on other loans or credit facilities may not be based on indices other than the Prime Rate or that rates on loans to others may not be made below the Prime Rate.

     Interest hereon shall be calculated at a daily rate equal to 1/360th of the stated annual percentage rate this note bears, subject to the provisions hereof limiting interest to the Maximum Rate. All past due principal and interest shall bear interest from maturity until paid at an interest rate equal to twelve percent (12%) per annum.

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     Accrued interest under this note shall be due and payable monthly as it accrues on the first day of each calendar month, beginning October 1, 1995, and continuing regularly thereafter until and including January 1, 1996. Thereafter, but subject to the Bank's Call Option as defined and described below, principal and accrued interest under this note shall be due and payable as follows:

     (a) If interest is accruing at the Fixed Rate in equal monthly payments of principal and interest, each in an amount sufficient to fully amortize the principal balance of this note outstanding on January 1, 1996, together with interest thereon over a fifteen (15) year period, such monthly payments being due and payable on the first day of each calendar month, beginning on February 1, 1996, and continuing regularly thereafter until December 31, 2005, when all unpaid principal and all accrued and unpaid interest shall be due and payable.

     (b) If interest is accruing at the Floating Rate, in monthly payments of principal plus interest, each in the amount of $3,772.22 of principal, plus all then accrued and unpaid interest, such monthly payments being due and payable on the first day of each calendar month, beginning on February 1, 1996, and continuing regularly thereafter until December 31, 2005, when all unpaid principal and all accrued and unpaid interest shall be due and payable.

     Each payment shall be applied first to interest and then to principal.

     This note has been executed and delivered pursuant to that one certain Loan Agreement (the "Construction Loan Agreement") of even date herewith between the Borrower and the Bank. If a Default (as such term is used and defined in the Construction Loan Agreement) occurs, then the Bank may declare this note mature and all unpaid principal under this note, together with all accrued and unpaid interest hereunder, and all sums owing under any instrument or document executed in connection with this note (the "Loan Documents"), shall be due and payable immediately. Words and terms in this note with the first letter capitalized and not otherwise defined herein shall have the same meaning assigned to them in the Construction Loan Agreement.

     All or any portion of this note may be prepaid without penalty at any time or times prior to January 1, 1996, provided that all prepayments, at the Bank's option, may be applied first to accrued and unpaid interest and then to the principal balance in inverse order of maturity.

     If interest is accruing at the Fixed Rate and Borrower voluntarily prepays any amounts due on this note on or after January 1, 1996, Borrower hereby agrees to pay Bank, in addition to any amounts of principal and interest prepaid on this note to Bank, such amount as is required to compensate Bank for any losses, costs

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or expenses which Bank may reasonably incur as a result of such prepayment, including without limitation, any loss (including loss of anticipated profits), costs or expenses incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain the loan evidenced by this note. Bank shall deliver to Borrower a statement reasonably setting forth the amount and manner of determining any such loss, costs or expenses, which statement shall be conclusive and binding for all purposes absent manifest error. Borrower agrees to pay such amount to Bank within three (3) days of receipt of such statement.

     In addition to the Bank's right to accelerate the maturity of this note upon the occurrence of a Default, the Bank shall have the option (the "Bank's Call Option") to immediately declare due the outstanding principal balance of this note, together with all then accrued and unpaid interest if:

     (a) The Bank has not received from the Borrower on or before December 31, 1995, a copy of a duly issued Certificate of Occupancy covering the Improvements, or other written evidence of governmental approval of occupancy of the Improvements from the municipality having jurisdiction over such Improvements; or

     (b) The Bank has not received on or before December 31, 1995, proceeds from a Small Business Administration loan to the Borrower sufficient to pay off amounts owed to the Bank under the Second Lien Note.

     The Borrower agrees to pay all costs of the Bank in collecting any sums payable hereunder and under the Loan Documents when such costs are incurred, including reasonable attorney's fees, whether or not this note has been accelerated or any other action shall then be instituted to enforce this note.

     Unless otherwise specifically set forth in this note, the Borrower and each surety, endorser, guarantor and other person liable upon this note waives all notices, demands and presentments for payment, all notices of non-payment, default, intention to accelerate maturity, acceleration of maturity, protest and dishonor, and diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this note.

     The Borrower and the Bank intend that the loan evidenced by this note (the "Loan") shall be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this note or otherwise in connection with the Loan would be usurious under applicable law, then regardless of the provisions of this note or the Loan Documents or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity by the Bank) which may occur with respect to this note or the Loan, it is agreed that all sums that would otherwise be usurious shall be immediately credited by the Bank as a payment of principal hereunder, or if this note has already been paid, immediately refunded to the Borrower. All compensation which

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constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing by the Borrower under the Loan, to the greatest extent permissible without exceeding the Maximum Rate in effect from time to time during such period.

     This note and all of the Loan Documents shall be deemed contracts made under the laws of the State of Texas and for all purposes shall be interpreted under such laws. In particular, the Bank and the Borrower agree that the Indicated (weekly) Rate ceiling, as determined in accordance with Article 5069-1.04, as amended (Revised Civil Statutes of Texas), from time to time in effect, shall constitute the Maximum Rate hereunder. Notwithstanding the immediately preceding two sentences, if United States federal law should permit the Bank to contract for, charge or receive a greater rate of interest than the rate determined under said Article 5069-1.04, then such federal law, from time to time in effect, shall determine the Maximum Rate hereunder.

     In no event shall the provisions of Chapter 15, Article 5069 of the Revised Civil Statutes of Texas (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to the Loan.

     If this note is executed by more than one party, each such party shall be jointly and severally liable for the payment of this note.

     This note is secured by, among other collateral, a First Lien Deed of Trust, Security Agreement and Financing Statement (the "First Lien Deed of Trust") of even date herewith covering certain real property (the "Mortgaged Property") in Denton County, Texas, more particularly described therein.

                              TRAVIS SNOWDEN MARINE, INC.


                              By:               /s/ Mark Walton
                                 -----------------------------------------------
                              Printed Name:         MARK WALTON
                                           -------------------------------------
                              Title:                PRESIDENT
                                    --------------------------------------------

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